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For Immediate Release
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For further information, contact:
Richard G. Harwood, President
(423) 623-6088


                UNITED TENNESSEE BANKSHARES, INC.
        RECEIVES FAVORABLE PRIVATE LETTER RULING REQUEST
           FOR POSSIBLE RETURN OF CAPITAL DISTRIBUTION;
   ANNOUNCES FILING OF APPLICATION FOR ADDITIONAL 5% REPURCHASE
                           PROGRAM


     United Tennessee Bankshares, Inc. (Nasdaq:UTBI), the holding company for Newport Federal Bank, Newport, Tennessee, today announced that the Internal Revenue Service had issued a favorable private letter ruling regarding the tax-free nature of a possible return of capital distribution to the Company's shareholders. The private letter ruling confirmed that a distribution of cash by the Company to its shareholders on the terms described would be treated as a tax-free return of capital rather than as a taxable dividend.

     Richard G. Harwood, the Company's President, emphasized that the Company was only considering this action at this time and no firm decision, including the amount or timing of any such distribution, has been made. "Although the Board of Directors has given consideration to a return of capital distribution in the range of $2 to $4 per share, we do not expect to pay any such distribution before the fourth quarter of this year." Mr. Harwood stated. He further cautioned that the payment of any distribution would depend on a variety of factors including the Company's liquidity and capital needs and the relative merits of competing investment opportunities. Accordingly, no assurance could be given that any return of capital distribution would be paid.

     The Company also announced that it had applied for a waiver of the regulatory limits on stock repurchases in order to repurchase another 5% of its outstanding stock during the current year. The Company completed a 5% open market repurchase program in April.

     "OTS regulations generally limit stock repurchases to 5% of shares outstanding during the second and third years following a mutual to stock conversion." Mr. Harwood explained. "With our stock currently trading at a significant discount to its book value, however, we felt that it was in the best interests of stockholders to seek a waiver of the repurchase limits."

     United Tennessee Bankshares, Inc. became the holding company for Newport Federal Bank upon the completion of the Bank's conversion to stock form on January 1, 1998. Newport
Federal currently has $94 million in assets and three offices in Newport, Tennessee.